Schedule C
Dated April 29, 2022
To The
Expense Limitation Agreement
Dated July 29, 2013
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 12/31	Class	Expense Limit	Termination Date
Touchstone Anti-Benchmark® US Core Equity Fund	A	0.79%	April 29, 2023
	C	1.54%
	Y	0.54%
	Institutional	0.44%
Touchstone Dynamic Allocation Fund	A	0.49%	April 29, 2023
	C	1.24%
	Y	0.24%
Touchstone Sands Capital International Growth Fund	Y	0.98%	April 29, 2023
	Institutional	0.88%
	R6	0.82%

This Schedule C to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore Jr.
E. Blake Moore Jr. President and Chief Executive Officer

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Chief Financial Officer